Exhibit 1

Riot Platforms, Inc. 3855 Ambrosia Street, Suite 301 Castle Rock, CO 80109

June 24, 2024

BY E-MAIL, HAND DELIVERY AND REGISTERED MAIL

Bitfarms Ltd.

110 Yonge Street, Suite 1601

Toronto, ON M5C 1T4

Canada

- with a copy to -

Bitfarms Ltd.

9160 Boulevard Leduc, Suite 312

Brossard, QC J4Y 0E3

Canada

Attention:	Board of Directors, c/o Brian Howlett, Lead Director

As you know, we are the largest shareholder of Bitfarms Ltd. (the “Company”), being the registered and/or beneficial owner of approximately 14.90% of the outstanding common shares of the Company as of the date hereof. We are writing today to requisition a special meeting of shareholders of the Company in accordance with the provisions of the Business Corporations Act (Ontario) (the “Act”) for the purpose of electing new independent members of the Company’s board of directors (the “Board”) who will act in the best interests of the Company and all of its stakeholders (the “Requisition”). As set out below and in the attached Requisition, shareholders of the Company attending the special meeting, in person or by proxy, will be presented with resolutions to remove as directors of the Company Nicolas Bonta and Andrés Finkielsztain (or their replacements) as well as any individual who may be appointed to fill the current vacancy on the Board following the resignation of Emiliano Grodzki, who failed to be re-elected to the Board at the Company’s most recent annual general and special meeting of shareholders. Shareholders will then vote on the election of John A. Delaney, Amy Freedman and Ralph J. Goehring (the “Independent Nominees”) to the Board. We will also seek to remove any additional director appointed by the Board after the date of this letter.

As set out in our settlement proposal sent to you on June 13, 2024, we had sought to constructively work with you to reconstitute the Board for the benefit of all shareholders; however, as we did not receive any timely or meaningful engagement regarding the proposal, we are left with no choice now but to submit our Requisition and let Bitfarms’ shareholders decide. It is clear to us that you have no intention to engage with us in any meaningful way regarding the acquisition proposal that we submitted to you on April 22, 2024 and we are therefore withdrawing that proposal. Now our focus is on addressing our corporate governance concerns and the reconstitution of the Bitfarms board. We stand ready to engage regarding a potential transaction once a reconstituted board of directors is in place so that any proposal that we may submit in the future will be reviewed in good faith.

Separately, we also confirm that we will shortly be commencing an application to the Ontario Capital Markets Tribunal (the “Tribunal”) to seek, on an expedited basis, an order cease-trading the 15% trigger poison pill that was improperly adopted by the Board on June 10, 2024.

In responding to our Requisition and calling the special meeting, we ask that you note the following:

(a)	Each of the Independent Nominees is well-qualified to serve on the Board and is independent of Bitfarms and Riot. None of the Independent Nominees is receiving any compensation or other financial benefit from Riot or any of Riot’s advisors, either directly or indirectly, related to the Requisition or in connection with serving as a nominee or director of Bitfarms.

(b)	The Requisition sets forth, as business to be conducted at the special meeting: (i) the removal of two individuals as directors of the Company, being Messrs. Bonta and Finkielsztain (or any individual serving as a director of the Company in their place) and any other individual serving as a director of the Company on the date of the meeting, other than Edith M. Hofmeister and Brian Howlett; and (ii) the election of the Independent Nominees. Biographies of the Independent Nominees are attached to the Requisition as Schedule A. Additionally, Schedule B sets forth the document that Riot will be filing pursuant to sections 9.2(4) and 9.2(6) of National Instrument 51-102 – Continuous Disclosure Obligations in connection with the matters set out herein. The information included in Schedules A and B is being provided for purposes of inclusion in the notice of meeting and management proxy circular to be sent to the shareholders of the Company in connection with the special meeting.

(c)	Given shareholders’ serious concerns regarding the Board’s track record of poor corporate governance, the holding of the meeting is a matter of urgency. Accordingly, we request that the meeting be conducted promptly and no later than by September 20, 2024. While we wish to convene the meeting expeditiously, we also require that the record date for the meeting be set only after the Tribunal has rendered its decision regarding the poison pill. In that regard, if the poison pill is cease-traded by the Tribunal, the Board should not set a record date that would have the effect of neutering the Tribunal decision permitting Riot to increase its stake in Bitfarms, particularly given the significant prejudice that Riot has suffered already as a result of Bitfarms’ improper adoption of the poison pill. In that regard, we expect that, subject only to the requirements of the Act and applicable securities laws, the record date for the special meeting should be set no earlier than twenty-one days after the date the poison pill is cease-traded by the Tribunal. Any attempt by the Board to set a record date earlier than requested will be viewed as further evidence of entrenchment, will clearly prejudice us in exercising our fundamental shareholder rights and we will pursue all available remedies.

(d)	We request that the Company hold the meeting either in-person or in hybrid format. To ensure comprehensive engagement with shareholders, under no circumstances should the meeting be held using a virtual-only format.

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(e)	The Requisition is duly signed by Riot Platforms, Inc., which is the registered holder of not less than 5% of the Company’s issued and outstanding common shares.

The Requisition is an important and legitimate exercise of shareholder rights put forward in an effort to advance sensibly and fairly the best interests of the Company. We trust that you will keep us reasonably and appropriately advised as to the specifics of your plans for the special meeting we have requisitioned. As well, pending the outcome of this process, we must insist that you refrain from taking actions which might involve or result in changes of any significance to the Company, its capital, assets or business.

Please note that we are always open to constructive discussions with you given that our clear priority is, as we have stated, addressing corporate governance concerns with a view to improving the inherent value proposition of the Company for the benefit of its investors and stakeholders.

Yours very truly,

/s/ Benjamin Yi

Benjamin Yi Executive Chairman Riot Platforms, Inc.

Enclosure: Shareholder Requisition

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June 24, 2024

Bitfarms Ltd.

110 Yonge Street, Suite 1601

Toronto, ON M5C 1T4

Canada

- with a copy to -

Bitfarms Ltd.

9160 Boulevard Leduc, Suite 312

Brossard, QC J4Y 0E3

Canada

Attention:	Board of Directors, c/o Brian Howlett, Lead Director

Requisition for Special Meeting of Shareholders of Bitfarms Ltd. (the “Company”)

The undersigned, being the registered holder of not less than 5% of the issued and outstanding common shares of the Company, hereby requisitions the directors of the Company to forthwith call a special meeting of the shareholders of the Company pursuant to the provisions of section 105 of the Business Corporations Act (Ontario) (the “Act”) to be held for the following purposes:

1.	to approve an ordinary resolution to remove Nicolas Bonta (or any individual serving as a director of the Company in his place immediately prior to the special meeting) as a director of the Company pursuant to subsection 122(1) of the Act;

2.	to approve an ordinary resolution to remove Andrés Finkielsztain (or any individual serving as a director of the Company in his place immediately prior to the special meeting) as a director of the Company pursuant to subsection 122(1) of the Act;

3.	to approve an ordinary resolution or resolutions to remove each other individual serving as a director of the Company immediately prior to the special meeting, other than Edith M. Hofmeister and Brian Howlett (the foregoing resolutions 1, 2 and 3 are hereafter referred to as the “Director Removal Resolutions”);

4.	in the event that a vacancy or vacancies are created by the Director Removal Resolutions, to fill such vacancy or vacancies with the following nominees pursuant to subsection 122(3) of the Act: John A. Delaney, Amy Freedman and Ralph J. Goehring (the “Director Election Resolutions”); and

5.	to conduct such other business as may properly come before the meeting, including matters necessary or desirable to implement the foregoing.

With respect to the Director Removal Resolutions, the undersigned reserves the right to bring forward one or more resolutions at the special meeting to achieve the intended purpose of each such Director Removal Resolution. With respect to the Director Election Resolutions, the undersigned intends that (i) if the number of nominees for such election of directors is greater than the number of vacancies created by the Director Removal Resolutions, then those nominees receiving the greatest number of votes at the special meeting will be declared elected until all such vacancies have been filled, and (ii) if the number of nominees for such election of directors is equal to the number of vacancies to be filled, then all such nominees will be declared elected at the special meeting.

The biographies for each of John A. Delaney, Amy Freedman and Ralph J. Goehring are attached hereto as Schedule A. Additionally, Schedule B includes the document that the undersigned will be filing pursuant to sections 9.2(4) and 9.2(6) of National Instrument 51-102 – Continuous Disclosure Obligations in connection with the matters set out herein, and Schedule C is evidence that the undersigned is the registered holder of not less than 5% of the issued and outstanding common shares of the Company.

In accordance with subsection 105(3) of the Act, the directors of the Company are obligated to call a meeting for the transaction of the business set out above. Should the directors fail to call such meeting within 21 days of the Company having received this requisition, the undersigned will have the right to call the meeting in accordance with subsection 105(4) of the Act.

The undersigned requests that the meeting be held as soon as possible, and in any event no later than September 20, 2024. This date reflects the urgency of the objective underlying this requisition and also provides the Company ample time to prepare and deliver the required materials to shareholders in connection with the meeting. In addition, this date will permit the Company to meet the prescribed deadlines for communications with shareholders under its constating documents and applicable legislation, including National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer.

Please be advised that if the Company does not take steps to hold the meeting by September 20, 2024, the undersigned intends to exercise all rights available to it to cause the meeting to be held at the earliest opportunity.

We look forward to confirmation forthwith that the above-noted meeting has been called for the purposes and within the time period set out above.

Yours very truly,

RIOT PLATFORMS, INC.

by	/s/ Benjamin Yi
	Name:	Benjamin Yi
	Title:	Executive Chairman

Registered owner of 36,856,350 common shares

Beneficial owner of 24,475,281 common shares

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